Pricing Supplement No. 14 Dated January 2, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)

                                                    Rule 424(b)(3)
                                             Registration Statement
                   U.S.$5,000,000,000               No. 33-64237

               FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

     Ford Motor Credit Company ("Ford Credit") has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Chase Securities Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale to the public at an initial public offering price of 100% of their principal amount or to other broker-dealers at the initial public offering price less a discount of 1.5% of the principal amount of the Notes. After the initial public offering, the offering price may be changed.

Issue Date:              January 21, 1997

Principal Amount:        $50,000,000

Interest Rate:           7.125% per annum

Interest Payment Dates:  The 21st day of each month commencing February 21,
                         1997, and at Stated Maturity, payable to each holder of record on the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Stated Maturity:         January 21, 2007

Business Day:            "Business Day" means any day that is not a Saturday
                         or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close.

          Ford Credit may, at its option, redeem the Notes upon not less than 30 nor more than 60 days' notice given in the manner provided in the Indenture, as a whole but not in part, on any Interest Payment Date in the months of January, April, July or October beginning July 21, 1999 (any such day so designated being a "Redemption Date") at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the Redemption Date. If any Redemption Date is not a Business Day, the Notes will be redeemed on the next succeeding Business Day and no interest shall accrue for the period from and after such Redemption Date.

                       CHASE SECURITIES INC.